Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-213703 and 333-228922 on Form S-8 and Nos. 333-221149 and 333-256861 on Form S-3 of FB Financial Corporation of our report dated February 27, 2024 relating to the financial statements appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Franklin, Tennessee
February 27, 2024